Exhibit 16.1

October 14, 2022

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Super Plus Acquisition Corporation

Dear Sir or Madam:

We have read the statements made by Super Plus Acquisition Corporation (the “Company”) pursuant to Item 304(a)(1) included under the section titled “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” as part of the Registration Statement on Form S-1 dated October 14, 2022. (the “S-1”) We agree with the statements contained herein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in the Form S-1.

Very truly yours,

/s/ Friedman LLP

New York, New York

October 14, 2022